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                                                                   EXHIBIT 12.01

                  EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)


                                             THIRD QUARTER     FIRST NINE MONTHS
                                             1996     1995      1996       1995

Earnings before provision for income taxes  $  156   $  239    $   511   $    707
Add:
 Interest expense                               16       19         51         58
 Rental expense (1)                              4        2         14         13
 Amortization of capitalized interest            3        3         10          9
                                            ------   ------   --------   --------

Earnings as adjusted                        $  179   $  263   $    586   $    787
                                            ======   ======   ========   ========

Fixed charges:
 Interest expense                           $   16   $   19   $     51   $     58
 Rental expense (1)                              4        2         14         13
 Capitalized interest                            9        3         19          8
                                            ------   ------   --------   --------

Total fixed charges                         $   29   $   24   $     84   $     79
                                            ======   ======   ========   ========

Ratio of earnings to fixed charges             6.2x    11.0x       7.0x      10.0x
                                            ======   ======   ========   ========



----------------------
(1) For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.








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